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                        ASSET SALE AND PURCHASE AGREEMENT

     THIS ASSET SALE AND PURCHASE AGREEMENT is entered into as of this 2nd day of May, 2001 between Delsoft Consulting, Inc., a Georgia corporation ("Seller"), and Mega Professionals International, Inc., a California corporation ("Buyer").

     WHEREAS, Seller is, among other things, engaged through its Consulting Division in the development, marketing, licensing, and sale of Business Services (as herein defined); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the assets that are essential to or useful for developing, marketing, licensing and selling Business Services and otherwise continuing the operations of the Consulting Division as a going concern, subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.Definitions

     For all purposes of this Purchase Agreement, certain capitalized terms specified in Article 28 shall have the meanings set forth in Article 28, except as otherwise expressly provided.

2. Sale and Purchase of Assets; Assumption of Liabilities

          2.1 Asset Sale

     On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Assets at the Closing.

          2.1.1 Assets

     The Assets which are being purchased and sold pursuant to this Purchase Agreement are:

               (a) all of Seller's Intellectual Property or other proprietary rights and all Business Trademarks and associated goodwill, including the right to use the name "Delsoft Consulting, Inc.," pertaining to the Consulting Division, other than the Excluded Assets (as defined below);

               (b) all of Seller's Intellectual Property necessary for developing, marketing, maintaining or licensing of Business Services, or otherwise necessary for the operation of the Consulting Division;

               (c) all of Seller's accounts receivables accruing on or after January 15, 2001. Such receivables shall not include any accounts receivables, awards or judgments in favor of or due to be paid to Seller that accrued prior to January 15, 2001.

               (d) all licenses, agreements and other arrangements under which Seller has the right to use any Third Party Intellectual Property Rights used or held for use in the conduct of the business of the Consulting Division or necessary for developing and marketing the provision of Business Services (collectively, the "Licenses");

               (e) except as set forth on Schedule 2.1.1(e), all past and present mailing lists, customer lists, vendor lists, client lists, warranty information, standard forms of documents, manuals of operation or business procedures, and other similar information to the extent used or held for use in the operation of the business of the Consulting Division;
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               (f) all employees of the Consulting Division and rights over any employee contracts between Seller and such employee;

               (g) all Seller's H1-B visas and employee contracts currently held by Seller and any other immigration filings currently pending;

                   (1) For Immigration purposes, Buyer agrees to assume all of the rights, duties, obligations and assets from Seller and will continue to operate a similar business, consistent with INS's concept of Successor-In-Interest.

               (h) certain tangible personal property used or held for use in the operation of the business of the Consulting Division, including telephone and fax numbers, as set forth on Schedule 2.1.1(h);

               (i) any preferred vendor status held by Seller in relation to the business of the Consulting Division as set forth on Schedule 2.1.1(i);

               (j) all Seller's rights related to the Seller's website; and

               (k) all books and records of Seller (including all contracts, commitments, reports of examination and other records and information, including on discs, tapes and other data-storing media, but excluding management information systems not used exclusively in the business of the Consulting Division) used or held for use in the conduct of the business of the Consulting Division, but in all cases excluding the originals of any personnel records.


          2.1.2 Excluded Assets

Notwithstanding the provisions of Section 2.1.1, or any other article of this Purchase Agreement, the Assets shall not include, and Seller is not selling, transferring, assigning, conveying or delivering to Buyer, and Buyer is not purchasing, acquiring or accepting from Seller, any rights or assets applicable to the non-Consulting Division portion of Seller's operations, including, but not limited to, the following (the "Excluded Assets"):

               (a) any of Seller's cash, bank deposits or similar cash items existing as of the close of business on the Closing Date;

               (b) any fixed assets or other tangible personal property of Seller that is not on Schedule 2.1.1(h);

               (c) any leaseholds or other interests in real property;

               (d) any Intellectual Property used in products and services of Seller other than the Business Services related to the Consulting Division; and

               (e) any accounts receivables or claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for U.S. federal, state, local or foreign net income, franchise, gross income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, environmental, windfall profit, real or personal property taxes, customs, duties or other taxes, governmental fees or other like assessment or charges of any kind whatsoever, together with any interest due Seller thereon, for any periods prior to the January 15, 2001;
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     2.2 Purchase Price

For and in consideration of the conveyances and assignments described herein and in addition to the assumption of liabilities as set forth in Section 2.7, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, a purchase price (the "Purchase Price") equal to the greater of:

               (a) The total outstanding balance due and payable on the Closing Date, as hereinafter defined, on a Promissory Note between the Seller and Comerica Bank dated March 1, 1998 (the "Promissory Note"). Seller hereby waives any adjustments or credits in its favor against Comerica Bank, and agrees to modify the Promissory Note to provide that the amount owing to Comerica Bank as of March 1, 2001 shall not be less than $90,625.25 nor more than $250,000; or

               (b) An amount as set forth on Schedule 2.2(b).

     2.3 Excess Payments

     In the event that Buyer makes any payments to Seller, or to any other entity on behalf of, or for the benefit of Seller, or guarantees any amounts which guaranty results in the extension of additional credit to Seller in excess of the purchase price set forth in Article 2.2 above, said payments shall be deemed a loan to Seller, the terms of which shall be as set forth in the Promissory Note.

     2.4 Credit Against Purchase Price

     There shall be credited against the Purchase Price to be paid by Buyer, an amount equal to any amounts paid or guaranteed pursuant to Articles 2.2 or 2.3 by Buyer to Seller or to Comerica Bank or any other entity on behalf of Seller prior to the Closing Date.

     2.5 Option to Convert

     At any time from the date of the letter of intent entered into between the Seller and Buyer dated February 28, 2001 ("LOI") until the Closing Date, Buyer shall have the option to convert any amount paid or guaranteed pursuant to Articles 2.2 or 2.3 into shares of common stock of Seller, at a conversion price (the "Conversion Price") equal to the lesser of:

               (i) 40% discount from the closing bid price on the date of the
                   LOI; or

               (ii) 40% discount from the closing bid price on the date of the conversion.

     2.6 Merger Option

               (i) From the date of the LOI until the Closing Date, or May 1, 2001, whichever is sooner, Buyer shall have the exclusive option, ("Option Period"), of merging with and into the Seller.

               (ii) From the Closing Date, or May 1, 2001, whichever is sooner, and for 10 months thereafter, Buyer shall have the right of first refusal for any proposed merger between Seller and a third party.

               (iii) For purposes of any proposed merger between Seller and Buyer, each share of the Buyer shall be converted into 30 shares of Seller. This ratio is based on Buyer's net assets (Cash plus Accounts Receivable less Accounts Payable) being in excess of $500,000 and the Buyer's year 2000 sales being approximately $1.5 million. This ratio is also based on Buyer having outstanding options to purchase (in the aggregate) no more than 300,000 shares of common stock. Should these figures not be as stated, a proportional adjustment will be made in the conversion rate of the stock.

               (iv) For a period of 12 months after the effective date of any merger of Buyer and Seller, there shall not be any reverse split in excess of a 10 to 1 ratio.
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     2.7  Assumption of Liabilities

     At the Closing, Buyer shall assume only the liabilities and obligations of Sellers to be performed after the Closing Date under the contracts, agreements and leases acquired by the Buyer under the terms of this Agreement.

3.Representations and Warranties by Seller

     Seller represents and warrants to Buyer as follows:

     3.1 Organization and Standing

     Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Georgia. Neither the nature of the business conducted by Seller, nor the character of the properties owned, leased or otherwise held by Seller makes any such qualification necessary in any other state, country, territory or jurisdiction. Seller has the full and unrestricted power and authority, corporate and otherwise, to own, lease and otherwise to hold and operate the Assets, to carry on the business of the Consulting Division as now conducted, and to enter into and perform the terms of this Agreement, the other Seller Documents and the transactions contemplated hereby and thereby.

     3.2 Authorization

     The execution, delivery and performance of this Agreement and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary actions of Seller (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other Seller Document will constitute, a valid and binding agreement and obligation of Seller, enforceable in accordance with its respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles. Except as specified in Section 3.5, the execution, delivery and performance by Seller of this Agreement and of the other Seller Documents will not require the consent, approval or authorization of any person, entity or governmental authority.

     3.3 Litigation; Compliance with Law

     Except as set forth in Schedule 3.3, there is no action, suit, investigation, claim, arbitration or litigation pending or threatened against or involving either Seller, the Assets, or the Consulting Division, or the propriety of this Agreement or any other Seller Document, at law or in equity, or before or by any court, arbitrator or governmental authority, and Seller is not operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or governmental authority. No governmental agency or authority has at any time challenged, questioned, or commenced or given notice of intention to commence any investigation relating to, the legal right of Seller to conduct the business of the Consulting Division as now or heretofore conducted by Seller. Seller has complied and is in compliance with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Seller, to the Assets, and to its business and operations, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters, the violation of which would materially adversely affect the Assets, the Consulting Division, or Seller's ability to effect the transactions contemplated by this Agreement. Seller has obtained and holds all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all governmental authorities necessary in order to conduct its business and operations as presently conducted and to own, use and maintain the Assets.
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     3.4 Financial Statements and Condition; Liabilities

     (a) Attached hereto as Schedule 3.4 is the Seller's Form 10-KSB for the fiscal year ended June 30, 2000 which contains the Seller's statement of the results of operations (the "Business Operating Statements"). The Business Operating Statements have been compiled from and are in accordance with Seller's books and records for the Consulting Division (which books and records are correct and complete) in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, in all material respects (except for the omission of footnotes and as otherwise disclosed on Schedule 3.4), and fairly present in all material respects the results of operations (before interest and income taxes) and of the Consulting Division for the periods then ended, and are correct and complete in all material respects. The amounts reflected in the Business Operating Statements (other than as of and for the period ended June 30, 2000) are as included in Seller's audited consolidated financial statements for the same periods covered thereby.

     (b) Since June 30, 2000, Seller has not made any contract, agreement or commitment or incurred any obligation or liability (contingent or otherwise) relating to the Assets, nor has there been any discharge or satisfaction of any obligation or liability owed by Seller, which is not in the ordinary course of business or which is inconsistent with past business practices, nor has there occurred any loss or material injury to the Assets as the result of any fire, accident, act of God or the public enemy, or other casualty, or any adverse material change in the Assets or in the condition (financial or otherwise) of the Consulting Division.

     3.5 Assets; Consents

     (a) Seller is the sole and exclusive legal and equitable owner of and has good, marketable, and insurable (at standard rates) title to the Assets free and clear of any Encumbrances, except for those Encumbrances set forth in Schedule 3.5(a), which shall be removed prior to or contemporaneously with the Closing.

     (b) On the Closing Date, Buyer shall acquire good, marketable and insurable title to, and all right, title and interest in, the Assets, free and clear of all Encumbrances. The Assets so acquired, at the Closing shall constitute all of the real, personal and mixed assets and property, both tangible and intangible, excluding the Excluded Assets, which are used, held for use, necessary or useful for the business and operations of the Consulting Division.

     (c) All of the Assets to be sold hereunder are transferable by Seller's sole act and deed, and no consent on the part of any other person is necessary to validate the transfer to Buyer.

     (d) Nothing in this Agreement shall be construed as an attempt or agreement to assign any Asset, including any license, certificate, approval, authorization, agreement, contract, lease, or other right, which by its terms or by law is nonassignable, or is nonassignable without the consent of a third party, unless and until a consent shall be given from the party whose consent would be required ("Nonassignable Assets").

     3.6 Intellectual Property; Licenses

     (a) To the best knowledge of the Seller, Seller owns, or is licensed or otherwise possesses all necessary rights to use, all Intellectual Property that is used in the business of the Consulting Division ("Consulting Division Intellectual Property"). Except as set forth in Schedule 3.6(a), Seller owns all Consulting Division Intellectual Property free and clear of Encumbrances.

     (b) To the best knowledge of the Seller, Schedule 3.6(b) lists all (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, registered and material unregistered copyrights (including all computer software) included in the Consulting Division Intellectual Property, including the jurisdictions in which each such item of Consulting Division Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, (ii) licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which any person is authorized to use any Consulting Division
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     Intellectual Property, and (iii) licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, are or form a part of any Business Product, or otherwise are necessary for research and development or any operations of the Consulting Division ("Third Party Intellectual Property Rights").

     (c) To the best knowledge of the Seller, except as set forth in Schedule 3.6(c), there are no royalties, fees or other payments payable by Seller to any person by reason of the ownership, use, sale or disposition of Intellectual Property in the conduct of the business of the Consulting Division. Schedule 3.6(c) identifies all licenses or similar agreements involving Third Party Intellectual Property Rights which require third party consent for assignment to Buyer or require a new license to Buyer.

     (d) To the best knowledge of the Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Consulting Division Intellectual Property, any trade secret material to the Consulting Division, or any Intellectual Property right of any third party to the extent licensed by or through the Consulting Division, or Seller on behalf of the Consulting Division, by any third party, including any employee or former employee of Seller. Seller represents and warrants that it has the right to bring an action for the infringement or misappropriation of all of Seller's Intellectual Property that pertains to the Business Products or the Business Services or otherwise is used in the operation of the Consulting Division.

     (e) To the best knowledge of the Seller, Seller is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of Seller's obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Consulting Division Intellectual Property or Third Party Intellectual Property Rights.

     (f) To the best knowledge of the Seller, the conduct of the business of the Consulting Division does not infringe any patent, trademark, service mark, copyright, trade secret or other Intellectual Property right of any third party; and the Seller has not advised any third party that such third party may be infringing any Consulting Division Intellectual Property or breaching any license or agreement involving Consulting Division Intellectual Property.

     (g) To the best knowledge of the Seller, except as set forth on Schedule 3.6(g), any third party to which Seller has disclosed or allowed access to proprietary and confidential Consulting Division Intellectual Property has executed a confidentiality and nondisclosure agreement with respect to such Intellectual Property.

     3.7 Contracts

     To the best knowledge of the Seller, set forth and described in Schedule
     3.7 are all of the Contracts and Licenses (both written and verbal) relating to the Assets, to the Consulting Division or to the business and operations thereof. Seller has not entered into any agreement or understanding, whether written or oral, which waives any of its rights under any such Contract or License. Seller has delivered true and complete copies of all such Contracts or Licenses relating to all Seller's contracts as Buyer may reasonably request (and all amendments and modifications thereto) to Buyer prior to the execution of this Agreement. The unperformed obligations ascertainable from the terms on the face of such Contracts and Licenses (and such amendments or modifications thereto), are the only existing unperformed obligations thereunder. Each Contract and License is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against, the parties thereto, except to the extent that enforcement of the rights and remedies created hereby and thereby may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles. Seller has complied with all of the provisions of such Contracts and Licenses and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. There has not been (i) any failure of any party to any such Contract or License to comply with all provisions thereof, (ii) any default by any party thereunder, (iii) any threatened cancellation
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     thereof, (iv) any outstanding dispute thereunder, or (v) any basis for any claim of breach or default thereunder.

     3.8 Conflicts

     To the best knowledge of the Seller, except as set forth in Schedule 3.8, the execution and delivery of this Agreement and the other Seller Documents, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Sellers, to the Assets or to the Consulting Division, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of Seller's articles of incorporation or bylaws, or any contract, agreement, lease, commitment, or understanding to which Seller is a party or by which Seller is bound or to which any of the Assets or the Consulting Division is subject, or result in the acceleration of any indebtedness or in the creation of any Encumbrance upon the Assets.

     3.9 Taxes

     To the best knowledge of the Seller, the Company has filed all material Tax Returns required to be filed through the date hereof. All Taxes shown as due on such Tax Returns have been paid.

     3.10 Environmental Matters

     To the best knowledge of the Seller, with respect to environmental matters:

     (a) the operations of the Consulting Division have been and are in compliance with all applicable Environmental Laws and all permits, licenses or other authorizations issued pursuant to Environmental Laws ("Environmental Permits"), and Seller has obtained all Environmental Permits necessary to operate the business;

     (b) there are no judicial or administrative proceedings pending or, to the knowledge of Seller, threatened against Seller alleging the violation of any Environmental Laws;

     (c) there are no investigations pending or, to the knowledge of Seller, threatened against Seller which could lead to the imposition of any liability pursuant to any Environmental Laws; and

     (d) Seller has not received any notice claiming any violation of any Environmental Laws or any Environmental Permit.

     3.11 Labor Relations

     (a) To the best knowledge of the Seller, there are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending or threatened between Seller and any of its employees or agents or any union or collective bargaining unit. Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions. Except as set forth in
     Schedule 3.11(a) hereto, there are no collective bargaining agreements, employment agreements between Seller and any of its respective employees or professional service contracts not terminable at will relating to the Consulting Division. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity. Except as set forth in Schedule 3.11(a) hereto, no employee of Seller has any contractual right to continued employment by Seller following consummation of the transactions contemplated by this Agreement. Seller has previously delivered to Buyer an accurate and complete list, dated as of the date of this agreement, of all employees of the Consulting Division, and the positions with Seller and the rate of compensation (including salary, bonuses and commissions) of each such employee.

     (b) To the best knowledge of the Seller, except as set forth in Schedule 3.11(b), neither Seller nor any of Seller's employees is a party to any contract containing provisions that limit in any way the ability of Seller or any of Seller's employees prior to the Closing, or Buyer or any of Seller's employees who become employees of Buyer after the Closing to engage in the Consulting Division business.

     (c) To the best knowledge of the Seller, except as set forth on Schedule 3.11(c), no Consulting Division employees have brought any claims or grievances against Seller, whether through a formal or informal grievance process.

     3.12 Disclosure

     To the best knowledge of the Seller, all facts of material importance to the Assets and to the Consulting Division have been fully and truthfully disclosed to Buyer in this Agreement. No representation or warranty by Seller in, and no document, statement, certificate, opinion letter, schedule or exhibit to be furnished or delivered to Buyer pursuant to, this Agreement or any other Seller Document contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.

4.Representations and Warranties by Buyer

     Buyer represents, warrants and covenants to Sellers as follows:

     4.1 Organization and Standing

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of California. Buyer has all the requisite corporate power and corporate authority to enter into and perform the terms of this Agreement and the other Buyer Documents and to carry out the transactions contemplated hereby and thereby.

     4.2 Authorization

     The execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each such other Buyer Document will constitute, a valid and binding agreement and obligation of Buyer, enforceable in accordance with its respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be limited by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors and by general equity principles. The execution, delivery and performance of this Agreement by Buyer will not require the consent, approval or authorization of any person, entity or governmental authority which has not been received as of the date of this Agreement.

     4.3 Compliance with Law

     The execution and delivery of this Agreement, the fulfillment of and the compliance with the respective terms and provisions of this Agreement, and the consummation of the transactions described in this Agreement, do not and will not conflict with or violate any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Buyer, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of Buyer's articles of incorporation or bylaws, or any contract, agreement, lease, commitment, or understanding to which Buyer is a party or by which Buyer is bound. Except as specified on
     Schedule 4.3, the execution, delivery and performance by Buyer of this Agreement and any agreements contemplated hereby will not require the consent, approval or authorization of any person, entity or governmental authority which has not been obtained as of the date hereof.

5.Covenants and Agreements of Seller

     Seller covenants and agrees with Buyer as follows:

     5.1 Negative Covenants

     Pending and prior to the Closing, Seller will not, without the prior written approval of Buyer, do or agree to do any of the following:

     5.1.1 Dispositions; Mergers

     Sell, assign, lease or otherwise transfer or dispose of any of the Assets; or merge or consolidate with or into any other entity or enter into any agreements relating thereto; provided, however, that Seller may sell, assign, lease or otherwise transfer or dispose of any Asset if such Asset is expended in the ordinary course of business, consistent with Seller's past business practices and with customary practices in the software industry, and property or equipment of like kind and equivalent value is substituted therefore.

     5.1.2 Accounting Principles and Practices

     Change or modify any of Seller's accounting principles or practices or any method of applying such principles or practices.

     5.1.3 Additional Agreements

     Materially modify or amend any Contract or License or enter into any other contracts, leases, commitments, understandings, licenses, or other agreements (collectively, "Additional Agreements") or incur any obligation or liability (contingent or absolute); provided, however, that Seller may enter into such Additional Agreements in the ordinary course of business consistent with Seller's past business practices and with customary practices in the software industry, so long as such Additional Agreements do not involve revenues, payments or obligations in excess of Ten Thousand Dollars ($10,000.00) for each such Additional Agreement in any month, or Fifty Thousand Dollars ($50,000.00) for all such Additional Agreements in any month in the aggregate, and each such Additional Agreement is terminable on not more than thirty (30) days' prior written notice and provided further that Buyer's consent shall not be unreasonably withheld.

     5.1.4 Breaches; Employment Contracts

     Do or omit to do any act (or permit such action or omission) which will cause a material breach of any Contract or License or any other contract, understanding, commitment, obligation, lease, license or other agreement to which Seller is a party or by which Seller is bound; or with respect to Consulting Division employees only, enter into or become subject to any employment, labor or union contract, any professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan; or increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee.

     5.1.5 Offers to Employees

     Offer employment to any Consulting Division employee elsewhere than with the Consulting Division or take any action at any time to prevent or to discourage any Consulting Division employee from remaining employed in connection with the business and operations of the Consulting Division, unless Buyer communicates to Seller its intention not to hire the Consulting Division employee. The employees of the Consulting Division at the date hereof are set forth on Schedule 5.1.5.

     5.1.6 No Inconsistent Negotiations

     Seller shall not authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of Seller to sell, dispose of or encumber the Assets, or any material portion thereof, or consider or solicit any offers, engage in any negotiations, or make any agreements with respect to the sale or disposition of the Assets or any material portion thereof. Seller shall inform other persons with which it has been discussing the possible sale of the Assets that Seller has entered into this Agreement, and Seller shall notify Buyer promptly in writing following receipt of any unsolicited inquiries or offers with respect to the foregoing.

     5.2 Affirmative Covenants

     Pending and prior to the Closing Date, Seller will:

          5.2.1 Preserve Existence

     Preserve its corporate existences and business organizations intact, maintain its existing licenses, use its best efforts to preserve for Buyer its relationships with suppliers, customers, employees and others having business relations with them, insofar as they related directly to the Consulting Division, and keep all Assets in their present condition, ordinary wear and tear excepted.

          5.2.2 Normal Operations

     Subject to the terms and conditions of this Agreement (including, without limitation, Section 5.1), (i) carry on the Consulting Division businesses and activities, in the usual and ordinary course of business consistent with Seller's past business practices and with customary practices in the industry; (ii) use its best efforts to preserve its present business organization and relationships; (iii) pay or otherwise satisfy all of its obligations (cash and barter) as they come due and payable; (iv) maintain all of its properties in customary repair, order and condition; (v) maintain its books of account, records, and files in substantially the same manner as heretofore; and (vi) pay the full salary of and any and all other compensation due to each Consulting Division employee through the Closing Date.

          5.2.3 Taxes

     Pay or discharge when due and payable all Tax liabilities and obligations, including without limitation those for federal, state or local income, property, unemployment, withholding, sales, transfer, stamp, documentary, use and other Taxes.

          5.2.4 Corporate Action

     Take all corporate action under the law of any state having jurisdiction over Seller necessary to effectuate the transactions contemplated by this Agreement and by the other Seller Documents.

          5.2.5 Transfer Tax; Bulk Sales

     Take all necessary action to provide for the payment of all applicable state sales, transfer or use taxes, and to comply with all applicable bulk transfer and similar laws, in connection with the transactions contemplated by this Agreement and the other Seller Documents.

          5.2.6 Access

     Subject to the provisions of Article 11, give to Buyer and Buyer's authorized representatives full and complete access upon reasonable notice during normal business hours to Seller's properties, books, records, contracts, commitments, facilities, premises, and equipment and to Seller's officers and employees. In addition, with Seller's consent, which shall not be withheld unreasonably, Buyer may contact vendors, customers, suppliers, manufacturers and others with whom Seller does business in connection with the business and operations of the Consulting Division; provided, however, that Buyer will notify Seller prior to making such contact.

          5.2.7 Other Information

     Subject to the provisions of Article 11, provide to Buyer all such other information and copies of documents concerning Seller, the operation of the Consulting Division and the Assets, and Seller's Consulting Division customers and suppliers, as Buyer may reasonably request.

          5.2.8 Insurance

     Maintain in full force and effect all of their existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.

          5.2.9 Consents

     Obtain all third party consents required to assign to Buyer those agreements and licenses included in the Assets.

          5.2.10 Stockholder Consent

     Seller will use its best efforts to have obtained the binding consent of its stockholders to the sale of the Consulting Division expeditiously following the date of this Agreement.

     5.3 Best Efforts

     Between the date of this Agreement and the Closing Date, Seller and Buyer will use their Best Efforts to cause the conditions in Articles 7 and 8 to be satisfied.

     5.4 Employees

     (a) For a period commencing upon the execution of this Agreement and ending twelve (12) months following the Closing Date, Seller and its Affiliates will not offer employment to any Consulting Division Employee without the prior written approval of Buyer. Prior to the Closing Date, Buyer may offer employment to the Consulting Division Employees and in such event Seller shall release the Consulting Division Employee from any obligation to Seller, but Seller shall retain any obligation it may have to the Consulting Division Employees with respect to their employment with Seller up to and including the Closing Date, including without limitation with respect to employment, training or educational benefits, severance pay or other termination benefits, and shall indemnify Buyer for any claim with respect thereto by any Consulting Division Employee in accordance with
     Section 17.2. Seller shall retain any obligation it may have to an Consulting Division Employee with respect to vacation, limited only to the extent to which Buyer has assumed the liability for a particular Consulting Division Employee's vacation in an employment agreement with that Consulting Division Employee.

     5.5 Announcements

     Except for statements and regulatory filings as may be required by applicable law or any governmental authority, neither Seller nor any of its agents or Affiliates shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated herein without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

6.Covenants and Agreements of Buyer

     Buyer covenants and agrees with Seller as follows:

     6.1 Corporate Action

     Prior to the Closing, Buyer shall take all corporate action under the law of the state of California that is necessary to effectuate the transactions contemplated by this Agreement and the other Buyer Documents.

     6.2 Announcements

     Except for statements and regulatory filings as may be required by applicable law or any governmental authority, neither Buyer nor any of its agents or Affiliates shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated herein without the prior written consent of Seller, which consent shall not be unreasonably withheld.

7.Conditions Precedent to Buyer's Obligation to Close

     The obligations of Buyer to purchase the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:

     7.1 Representations and Covenants

     Except as set forth in this Agreement or in the schedules to this Agreement, the representations and warranties of Seller made in this Agreement or in any other Seller Document shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date; and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any other Seller Document to be performed or complied with by Seller prior to the Closing.

     7.2 Delivery of Documents

     Seller shall have delivered to Buyer all agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 9.2.

     7.3 Legal Proceedings

     No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate the transactions contemplated by this Agreement or any other Seller Document, other than an action or proceeding instituted or threatened by Buyer.

     7.4 Employment Agreements With Designated Employees

     Buyer shall have entered into an employment agreement to be effective on the Closing Date with each Designated Employee as set forth on Schedule 7.4.

     7.5 Absence of Material Change

     Neither the Consulting Division nor the Assets shall have suffered a material adverse change since the date of this Agreement, and there shall have been no changes since the date of this Agreement in the business, operations, prospects, condition (financial or otherwise), properties, assets or liabilities of Seller, of the Consulting Division or of the Assets (regardless of whether or not such events or changes are consistent with the representations and warranties given herein by Seller), except changes contemplated by this Agreement and changes in the ordinary course of business which are not (either individually or in the aggregate) materially adverse. For purposes of this Section 7.5, a "material adverse change" shall be deemed not to include continuing losses that are consistent with Seller's historical losses through December 31, 2000.


     7.6 Government Consents

     All material consents, orders, permits or authorizations of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for transactions contemplated by this Agreement shall have been filed, expired or been obtained, other than those, that, individually or in the aggregate, the failure to be filed, expired or obtained would not, in the reasonable opinion of Buyer and the Seller, have a material adverse effect on Buyer or the Seller.

8.Conditions Precedent to Seller's Obligation to Close

     The obligations of Seller to sell, transfer, convey and deliver the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions:

     8.1 Representations and Covenants

     The representations and warranties of Buyer made in this Agreement or in any other Buyer Document shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date; and Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing.

     8.2 Delivery by Buyer

     Buyer shall have delivered to Seller all agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 9.3.

     8.3 Legal Proceedings

     No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) that might restrain, prohibit, or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller.

     8.4 Stockholder Consent and Notification

     Seller will have used its best efforts to have obtained the binding consent of a majority of its stockholders to the sale of the Consulting Division expeditiously following the date of this Agreement.

9.The Closing

     9.1 Closing

     The Closing hereunder shall be held on or before May 1, 2001, unless otherwise mutually agreed in writing (the "Closing Date"). The Closing shall be held at 10:00 A.M. local time at the offices of Seller's attorney, 6 East 43rd Street, New York, NY 10017 or at such other time and place as the parties may agree.


     9.2 Delivery by Seller

     At or before the Closing, Seller shall deliver to Buyer:

          9.2.1 Agreements and Instruments

     The following bills of sale, statements, assignments and other instruments of transfer, dated as of the Closing Date, in form sufficient to transfer and convey to Buyer title (of the quality provided for in this Agreement) to the Assets and satisfactory to counsel to Buyer:

               (i) the Bill of Sale;

               (ii) the Assignment of Contracts;

               (iii) Such other certificates, opinions, instruments or documents as Buyer may reasonably request in order to effect and document the transactions contemplated hereby.

          9.2.2 Certificate Concerning Amendments and Additional Agreements

     A certificate of Seller describing all amendments or modifications to any Contracts or Licenses and all Additional Agreements made or entered into between the date hereof and the Closing Date, and certifying that each amendment or modification and/or each such Additional Agreement, as the case may be, were entered into in accordance with Section 5.1.

         9.2.3 Certified Resolutions

     A copy of the resolutions of directors and shareholders of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby (ii) a copy of the by-laws of Seller, and
     (iii) copy of the certificate of incorporation of Seller, all certified by the Secretary of Seller as being true, correct and complete as of the Closing Date;

         9.2.4 Officers' Certificates

     A certificate of Seller signed by its President and Chief Financial Officer certifying that the representations and warranties of Seller made herein and in the other Seller Documents were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Seller has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Seller on or prior to the Closing; and

         9.2.5 Opinion of Counsel

     An opinion of counsel to Seller, dated the Closing Date, addressed to Buyer, substantially in the form attached hereto as Exhibit A, covering the matters addressed under Sections 3.1, 3.2, and 3.8.

     9.3 Delivery by Buyer

     At or before the Closing, Buyer shall deliver to Seller:

         9.3.1 Purchase Price Payment

     The Purchase Price in the amount and manner set forth in Article 2.

         9.3.2 Agreements and Instruments

     The certificates, instruments or documents as Seller may reasonably request in order to effect and document the transactions contemplated hereby.

         9.3.3 Certified Resolutions

     Copies of the resolutions of the directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby.

         9.3.4 Officers' Certificate

     A certificate of Buyer signed by the President and the Secretary of Buyer certifying that the representations and warranties of Buyer made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Buyer has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing.

10.     Termination

     10.1 Termination

     (a) This Agreement may be terminated on or prior to the Closing Date as follows:

               (i) by written consent of Seller and Buyer;

               (ii) by Seller or Buyer if it reasonably concludes that a condition to its obligation to close set forth in Article 7 or 8, as the respective case may be, cannot be satisfied prior to May 1, 2001;

               (iii) by Seller if there shall have been a breach by Buyer, or by Buyer if there shall have been a breach by Seller, of any of their respective representations and warranties set forth in this Agreement, which breach would entitle the party receiving the representation or warranty not to consummate the transactions contemplated hereby under Section 8.1 (in the case of a breach of representation or warranty by Seller) or Section 9.1 (in the case of a breach of representation or warranty by Buyer), which breach shall not have been cured within 20 Business Days following receipt by the breaching party of written notice of the breach from Buyer or Seller;

               Notwithstanding Section 10.1(a)(ii)-(iii) hereof, a party who is or whose Affiliate is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to Section 10.1(a)(ii)-(iii).

     (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other party of a written notice of the termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in
     Section 10.2.

     10.2 Survival After Termination

     If this Agreement is terminated in accordance with Section 10.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except for the provisions of Sections 5.5 and 6.2 and Articles 12 provided, however, that the termination shall not relieve any party of any liability for any breach of this Agreement.

     10.3 Penalty for Withdrawal

               (i) If, after the date of the LOI, Seller fails to complete the Closing, in addition to paying the Buyer:

     (a) any advances or guarantees made by the Buyer to Comerica Bank or any other entity on behalf of the Seller; and

     (b) any amounts paid by the Buyer directly to the Seller,

     Seller agrees that within no more than seven (7) days after the contemplated Closing Date, Seller will pay a penalty to the Buyer in the amount of $75,000.

               (ii) If, after the date of the LOI, Buyer fails or refuses to provide reasonable adequate Interim Source of Funds to cover Seller's payroll and payroll related expenses for Seller's consultants and two principals, Seller may terminate this agreement, provided however that Seller will be liable for re-paying the Buyer for all funds advanced or guaranteed, and Buyer will release any UCC beyond those reasonably necessary to completely secure repayment of funds advanced or guaranteed.

11.     Conduct Following Closing

     11.1 Access to Information

     After the Closing Date, Buyer will provide to Seller and to Seller's officers, employees, counsel and other representatives upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation), reasonable access for inspection and copying of any Business Records, Governmental Permits, Contracts, Licenses and any other information existing as of the Closing Date and relating to the Business which Seller reasonably chose not to copy prior to the Closing Date.

12.     Protection of Proprietary Information

     12.1 Agreement to Keep Confidential

     Except as provided in Section 5.2, between the date of this Agreement and for a period of three years following the Closing Date, Buyer and Seller agree that each will use the same procedures to keep confidential all of the other's proprietary information, on a confidential basis that is received from, or made available by, the other in the course of the transactions contemplated hereby, as it uses to protect its own confidential information. Such information includes, for purposes of this
     Article 12, information about the other's business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers' applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, and business information, if such information is marked as "Confidential Information."

     12.2 Seller's Obligation

     Except as provided in Section 5.2, Seller shall use the same procedures to keep confidential the proprietary information conveyed to Buyer as part of the Assets as Seller uses to protect its own confidential information.

     12.3 Information Not Confidential

     Notwithstanding the foregoing, such proprietary information shall not be deemed confidential and no party hereto shall have any obligation with respect to any such Proprietary Information that:

               (a) was already known to such party;

               (b) is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of such party;

               (c) is received by such party from a third party without similar restriction and without breach of this Agreement;

               (d) is independently developed by such party; or

               (e) is required to be disclosed under applicable law or judicial process, including reports required to be publicly filed with the Securities and Exchange Commission.

     12.4 Protective Order

     If any party hereto is requested or required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any proprietary information, such party will promptly notify the other party of such request or requirement and will cooperate with such other party's efforts to seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, any party is in the written opinion of such party's counsel compelled to disclose the proprietary information or else stand liable for contempt or suffer other censure or significant penalty, such party may disclose only so much of the proprietary information to the third party compelling disclosure as is required by law. In such case, such party will exercise its good faith efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such proprietary information.

13. Nonsolicitation.

     Seller hereby agrees that it shall not, for a period of three (3) years from February 28, 2001 (the "Restrictive Period"), directly or indirectly, contact, solicit or direct any person, firm, or corporation to contact or solicit, any of Seller's customers, prospective customers, or business partners for the purpose of selling or attempting to sell, any products and/or services that are the same as or similar to the products and services provided by Buyer to its customers during the Restrictive Period. In addition, Seller will not disclose the identity of any such business partners, customers, or prospective customers, or any part thereon to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever. Seller shall not solicit on its own behalf or on behalf of any other person or company, the services of any person who is an employee of the Seller and/or solicit any of Seller's employees to terminate their employment with the Buyer.

14. Agreement Not to Compete

     In connection with the transactions contemplated by this Agreement, the Seller, covenants and agrees that it shall not compete at any time, directly or indirectly with Buyer in owning, managing, operating, controlling or being a consultant to, participating or having any ownership interest in, or being connected in any material respect with the ownership, management, operation or control of any Consulting which engages in the business of providing software services similar to that of the Consulting Division for a period of two (2) years following the Closing Date.

15. Possession and Control

     Between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the Consulting Division, and such operation, including complete control and supervision of all programs, shall be the sole responsibility of Seller; provided, however, that Buyer shall be entitled to inspect the Assets as provided in Section 5.2 so that an uninterrupted and efficient transfer of ownership may be effected. On and after the Closing Date, Seller shall have no control over, or right to intervene or participate in, the business and operations of the Consulting Division.

16. Risk of Loss

     The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon Seller. In the event of such loss or damage prior to the Closing Date, Seller shall make commercially reasonable efforts to promptly restore, replace or repair the damaged Assets to their previous condition at Seller's sole cost and expense. In the event such loss or damage shall not be restored, replaced, or repaired as of the Closing Date, Buyer shall, at its option, either:

     (a) proceed with the Closing and receive all insurance proceeds to which Seller would be entitled as a result of such loss or damage; provided, however, that if such proceeds do not equal the loss, Seller shall pay the deficiency to Buyer, or

     (b) defer the Closing Date until such restorations, replacements or repairs are made (provided that no such deferral shall affect the rights of the parties hereto to terminate this Agreement pursuant to the provisions of
     Article 10).

17. Survival; Indemnification

     17.1 Survival of Seller's Representations

     The representations and warranties made by Seller in this Agreement or pursuant hereto shall survive the Closing Date for a period of sixteen (16) months, and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of Buyer, provided, however, that the representations and warranties made in Sections 3.5 and 3.6, and all other representations and warranties as they relate to the Excluded Assets or the non-Consulting Division portion of the Seller's business or any liability not expressly assumed by Buyer, shall survive indefinitely. However, a cause of action arising under any representation or warranty which terminates on the date which is sixteen (16) months after the Closing Date shall be preserved to the extent that notice of a Claim in accordance with
     Section 17.5 hereof shall have been delivered on or before such date to Seller.

     17.2 Indemnification by Seller

     Seller hereby covenants and agrees to indemnify and hold harmless the Buyer, its employees and directors from and against any loss, liability, claim, cost, damage, or expense (including reasonable legal fees and expenses) (collectively, a "Loss") arising out of or resulting from, any actions by Seller prior to February 28, 2001.

     17.3 Survival of Buyer's Representations

     The representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive the Closing Date for a period of sixteen (16) months. However, a cause of action arising under any representation or warranty which terminates on the date which is sixteen (16) months after the Closing Date shall be preserved to the extent that notice of a Claim in accordance with Section 17.5 hereof shall have been delivered on or before such date to Buyer.

     17.4 Indemnification by Buyer

     Buyer hereby covenants and agrees to indemnify and hold harmless the Seller, its employees and directors from and against any loss, liability, claim, cost, damage, or expense (including reasonable legal fees and expenses) (collectively, a "Loss") arising out of or resulting from, any actions by Buyer after February 28, 2001.

     17.5 Conditions of Indemnification

     The obligations and liabilities of Seller and of Buyer hereunder with respect to their respective indemnities pursuant to this Article 17, resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, "Claims"), shall be subject to the following terms and conditions:

     (a) The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim promptly after the Indemnified Party receives notice thereof, and the Indemnified Party must give the Indemnifying Party such information with respect to such Claim as the Indemnifying Party may reasonably request;

     (b) The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 30 days of receipt of notice of the Claim, to undertake, by counsel or other representatives of its own choosing, the defense of such claim and, subject to the other provisions of this Section 17.5, control the settlement of such Claim;

     (c) In the event that the Indemnifying Party shall not elect to undertake such defense within the time provided, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof); and

     (d) If there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, (i) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (iii) in the event that the Indemnifying Party undertakes defense of any Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Claim.

     (e) In the event a claim for indemnification is made by Buyer based on an alleged breach by Seller of Section 3.5 or 3.6 (an "Infringement Claim"), in lieu of the procedures set forth in Section 17.5(d), the following procedures shall apply: Buyer shall have the right to participate in (but not control), at its expense, the defense of any Infringement Claim that Seller is defending as provided in this Agreement. Buyer shall cooperate with Seller in a reasonable way to facilitate the settlement or defense of such Infringement Claim, and shall not acknowledge the validity of any alleged Infringement Claim or of any patent, copyright or any third party, or otherwise make statements that could reasonably be expected to have the effect of hampering or undermining Seller's defense or settlement of the Infringement Claim. Seller shall not, without Buyer's prior written consent, enter into any compromise or settlement that (i) commits Buyer to take, or forbear to take, any action, other than the payment of a reasonable royalty or other reasonable compensation for the use of Third Party Intellectual Property Rights or (ii) does not obtain for Buyer the right to continued use of the allegedly infringing information unless Seller has (y) procured for Buyer the right to continue using such Third Party Intellectual Property Rights or (z) provided instructions to replace or modify the same so that it is not subject to such Infringement Claim and is functionally equivalent, in each case in clauses (i) and (ii), upon commercially reasonable terms for the industries in which the Consulting Division participates.

     17.6 Damages

     Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for indirect, special, or punitive loss or damage arising out of this Agreement. Each party agrees to mitigate its losses.

18. Remedies

     18.1 Exclusive Remedies

     The right of termination provided in Section 10 of this Agreement, the right of indemnity provided in Section 17 of this Agreement and the right of setoff provided in Section 18.2 of this Agreement shall be the exclusive remedies of Seller and Buyer against the other for any and all claims arising under or in connection with this Agreement; provided, however, that Buyer shall have the right to pursue any other remedies it has at law or in equity or otherwise with respect to (i) claims of intentional misrepresentation or fraud by Seller, its directors, officers, employees, representatives or Affiliates, or (ii) any criminal matters committed by Seller, its officers, directors, employees, representatives or Affiliates.

     18.2 Failure of Seller to Pay

     If Seller shall fail to pay in a timely manner any amount becoming due under this Agreement or any other Seller Documents, or fail to pay or indemnify Buyer pursuant to Section 17.2 within thirty (30) days of notice by Buyer to Seller, then Buyer shall be entitled to set off such amounts due against payments otherwise due to Seller pursuant to this Agreement; provided, however, that Buyer's set off of such amounts shall be in addition to, and not in substitution for, any other rights or remedies which Buyer may have pursuant to this Agreement or any other Buyer Document, or at law or in equity or otherwise.

19.     Additional Actions and Documents

     Each of the parties hereto agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.

20.     Notices

     All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

               (i) If to Buyer:

               Mega Professionals International, Inc.
               544 Valley Way
               Mipitas, California 95035
               Attn: Mr. Bhavin Mehta

               with a copy (which shall not constitute notice) to:

               _______________________________

               _______________________________

               _______________________________

              (ii) If to Seller:

              Delsoft Consulting, Inc.
              106 Bombay Lane
              Roswell, Georgia 30076
              Attn: Adil Choksey

              with a copy (which shall not constitute notice) to:

              Bondy & Schloss LLP
              6 East 43rd Street, 25th Floor
              New York, NY 10017
              Attn: Jeffrey A. Rinde, Esq.

     or such other address as the addressee may indicate by written notice to the other parties.

     Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

21. Waiver

     No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

22. Benefit and Assignment

     Except as hereinafter specifically provided in this Article 22, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Seller (if the assignor is Buyer) or Buyer (if the assignor is Seller); and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. In no event shall any assignment by Seller of its rights and obligations under this Agreement, whether before or after the Closing, release Seller from its liabilities hereunder. Notwithstanding the foregoing, Buyer or any permitted assignee of Buyer may assign this Agreement and any and all rights hereunder, in whole or in part, to any subsidiary of Buyer or to any entity in which the controlling shareholders of Buyer maintain control.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

23. Remedies Cumulative

     Except as specifically provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by Seller or by Buyer of any other rights or the seeking of any other remedies against the other, or its successors or assigns. Nothing contained herein shall preclude a party from seeking equitable relief, where appropriate.

24. Entire Agreement; Amendment

     This Agreement, including the Schedules and Exhibits hereto and the other instruments and documents referred to herein or delivered pursuant hereto. This Agreement shall govern in the event of a conflict between this Agreement and the Option Agreement. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification or discharge is sought.

25. Severability

     If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said agreement.

26. Headings

     The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

27. Governing Law

     This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Georgia, excluding the choice of law rules thereof.

28. Definitions and References

     As used herein, the following terms shall have the meanings set forth below, unless the context otherwise requires:

          "Additional Agreements" shall have the meaning set forth in Section 5.1.3.

          "Affiliate" of any specified entity means any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified entity. For the purposes of this definition, "control" when used with respect to any specified entity means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings to the foregoing.

          "Assignment of Contracts" means certain Assignment of Contracts, dated as of the Closing Date and executed by Sellers.

          "Assumption Agreement" means certain Assumption Agreements, dated the Closing Date and executed by Buyer and Sellers.

          "Bill of Sale" means certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Sellers.

          "Business Services" means any consulting, training, evaluating or similar service provided by Seller's Consulting Division.

          "Business Trademarks" means the Seller's registered and unregistered trademarks used in connection with marketing, licensing and selling Business Services.

          "Buyer Documents" shall mean, collectively, this Agreement and any certificates, instruments or documents as Seller may reasonably request in order to effect and document the transactions contemplated in this Agreement.

          "Claims" shall have the meaning specified in Section 17.5.

          "Closing" means the closing of the purchase, assignment and sale of the Assets contemplated hereunder.

          "Closing Date" means the time and date on which the Closing takes place, as established by Section 9.1.

          "Designated Employees" shall mean those employees of Sellers engaged in and necessary to the operation of the Consulting Division, as listed in
     Schedule 7.4.

          "Encumbrances" mean any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements, encumbrances, or charges.

          "Consulting Division" means that portion of the Seller's business which involves the development, marketing, license and sale of services used for providing comprehensive information technology services and solutions, including, but not limited to, outsourcer and systems integrator services.

          "Consulting Division Intellectual Property" shall have the meaning specified in Section 3.6(a).

          "Indemnified Party" and "Indemnifying Party" shall have the respective meanings specified in Section 17.5(a).

          "Intellectual Property" means all patents, trademarks (and associated goodwill), trade names, service marks, copyrights and any applications therefore, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), inventions (whether or not patentable), improvements, and tangible or intangible proprietary information or material.

          "Interim Source of Funds" shall mean any amounts to be paid to or on behalf of the Seller for the purposes of enabling Seller to be able to cover their payroll and any payroll related expenses for the Seller's consultant's, Randy Hitchcock and Adil Choksey. Such Interim Source of Funds shall take one of the following forms, at Buyer's option:

               (i) direct funding from Buyer to Seller;

               (ii) assumption or purchase, by Buyer, of the Comerica Bank's line of credit to Seller and the continued extension of credit thereunder by Buyer;

               (iii) the guarantee to Comerica Bank by Buyer on behalf of Seller to provide for continued payments by Comerica Bank to Seller; or

               (iv) any combination of the above.

          "Purchase Price" shall have the meaning specified in Section "Seller Documents" shall mean, collectively, this Agreement, any Bill of Sale, any Assignment of Licenses, any Assignment of Contracts and any Assumption Agreement.

          "Software" means (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, specifications, techniques, designs, files, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing, in each case owned or licensed by Seller and used in connection with the exploitation of the Business Services. Notwithstanding the foregoing, Software does not include those items prepared for customers in the operation of Seller's business for which the customer contractually has vested sole title.

          "Tax" or "Taxes" shall mean all federal, state, local, foreign, and other taxes, assessments or other governmental charges, including, without limitation, (i) income, estimated income, business, occupation, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, ad valorem, transfer, gains, profits, capital stock, license, gross receipts, stamp, real estate, severance and withholding taxes, and
     (ii) interest, penalties and additions in connection therewith.

          "Tax Returns" shall mean all returns, documentations, reports, statements and other materials required to be filed with respect to Taxes.

          "Third Party Intellectual Property Rights" shall have the meaning specified in Section 3.6(b).

          All references to clauses, Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules to this Agreement.

29.Signature in Counterparts

     This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.



     MEGA PROFESSIONALS INTERNATIONAL, INC.

     /s/ Bhavin Mehta
     -----------------------------
     By:     Bhavin Mehta
     Title:  President


     DELSOFT CONSULTING, INC.

     /s/ Adil Choksey
     -----------------------------
     By:     Adil Choksey
     Title:  Acting President